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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of Earliest Event Reported)
                        August 27, 1999 (August 18, 1999)


                         APPLIED VOICE RECOGNITION, INC.
        (Exact name of small business issuer as specified in its charter)

                                    DELAWARE
                  (State or Other Jurisdiction of Incorporation

                 0-23607                             76-0513154
        (Commission File Number)           (IRS Employer Identification)


         4615 POST OAK PLACE, SUITE 111, HOUSTON, TEXAS        77027
         (Address and Principal Executive Offices)           (Zip Code)


                                 (713) 621-5678
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
             (Former Name of Address, If Changed Since Last Report)


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ITEM 5. OTHER EVENTS

PRIVATE PLACEMENT OF SERIES E PREFERRED STOCK

On August 18, 1999, Applied Voice Recognition, Inc. doing business as e-DOCS.net (the "Company") completed the sale, in a private placement, of 2,000 shares of Series E Preferred Stock and a warrant to purchase 400,000 shares of common stock (the "Warrant"), for gross proceeds of $2,000,000. The proceeds consisted of approximately $1,500,000 cash and the conversion of a $500,000 convertible promissory note. The sale of the Series E Preferred Stock and the Warrant were made to an affiliate of a member of the Company's Board of Directors.

The Series E Preferred Stock, par $.10 per share, accrues dividends at a rate of 6% per annum on the original issue price of $1,000 per share plus accrued and unpaid dividends. Dividends are payable quarterly in arrears, in either cash or common stock at the Company's option. If the Company elects to pay the dividends in common stock, the number of shares of common stock to be issued will be based on the 30 day average closing price prior to the dividend date. The Warrant has an initial exercise price of $1.25, subject to certain anti-dilution provisions, and expires August 31, 2003.

Each share of Series E Preferred Stock is initially convertible into 1,000 shares of common stock, subject to certain anti-dilution provisions. The Series E Preferred Stock automatically converts upon an underwritten public offering of the Company's securities for $25,000,000 or more, or the Company's stock begins trading on the Nasdaq SmallCap Market. The Company may redeem any non-converted shares of Series E Preferred Stock after August 31, 2004, at a redemption price of $1,000 per share plus accrued but unpaid dividends, upon 30 days written notice. The Company has agreed to register, at any time after November 16, 1999, the common stock issuable pursuant to a conversion of the Series E Preferred Stock and the exercise of the Warrant upon written request from the Series E Preferred Stockholders, subject to a minimum request for registration of not less than $300,000 of common stock.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to stockholders, after the payment or declaration and setting apart for payment of any amount with respect to the Series A, Series B, Series C, and Series D Preferred Stock, and before any payment or declaration and setting apart for payment of any amount shall have been made with respect to Series 1 or Series 2 Preferred Stock, $1,000 per share plus accrued dividends (the "Liquidation Preference"). Upon a change in control of the Company, as defined in the Series E Preferred Stock Certificate of Designation, Preferences, Rights and Limitation, which all of the Series E Preferred Stock in not purchased for at least 125% of the Liquidation Preference, the Company shall offer to redeem the outstanding shares of Series E Preferred Stock for $1,000 per share plus accrued dividends.

The Company has agreed, as long as Daniel Dornier or any affiliate of Daniel Dornier shall own 5% of the common stock of the Company, that the Company will use its best efforts to have Daniel Dornier elected to the Board of Directors of the Company. Daniel Dornier is currently a member of the Board of Directors of the Company.

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS

      (c) Exhibits

3.1 Certificate of Designation, Preferences, Rights and Limitations of Series E Preferred Stock of the Company.

4.1 Registration Rights Agreement between the Company and Greenwich, AG, dated August 18, 1999.

4.2  Form of Warrant issued to Greenwich, AG dated August 18, 1999.

10.1 Series E Preferred Stock and Warrant Purchase Agreement, between the Company and Greenwich, AG dated August 18, 1999.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Applied Voice Recognition, Inc.

Date: August 27, 1999
                                       /s/ Richard A. Cabrera
                                           Richard A. Cabrera
                                           Chief Financial Officer and Secretary